NEWS

RELEASE

25 Sawyer Passway ● Fitchburg, Massachusetts 01420

Exhibit 99.01

FOR IMMEDIATE RELEASE

Arrhythmia Research Technology, Inc. Reports
2016 First Quarter Results

FITCHBURG, MA, May 12, 2016 -- Arrhythmia Research Technology, Inc. (NYSE MKT: HRT) (the “Company”), through its wholly-owned subsidiary, Micron Products, Inc., a diversified contract manufacturing organization that produces highly-engineered, innovative medical device components requiring precision machining and injection molding, announced results for its first quarter ended March 31, 2016.

“Sales in our orthopedic machining and finishing business were lower in the first quarter versus last year due to decreased demand from a large customer.  Sensors revenue was also down, despite an increase in volume, as customers continue to move to a smaller part with less silver resulting in a lower average price per part than last year,” commented Salvatore Emma, Jr., President and CEO.  “We had a modest increase in custom thermoplastic injection molding of medical and automotive components in the first quarter.  While the first quarter was a slow start to the year, the expansion of our sales force at the end of 2015 has led to an increase in new leads and quotes related to higher margin products.  In the second quarter, we have added new customers and have received orders for machined and finished orthopedic implants, surgical instruments, and plastic injection molded components.  Additionally, we received new orders for the design and manufacture of tooling for new and existing customers which are an indicator of future product revenue growth.  We are continuing to invest in new automation and technology to broaden our reach and improve productivity.”

First Quarter 2016 Review

$ In thousands	Q1 2016	Q1 2015	$ Change	% Change
Net sales	$4,983	$5,858	$(875)	(14.9%)
Gross profit	$685	$796	$(111)	(13.9%)
Gross margin	13.7%	13.6%
Net loss from continuing operations	$(384)	$(255)	$(129)
Diluted loss per share	$(0.14)	$(0.09)	$(0.05)

First quarter net sales decreased $875 thousand compared with the same period last year, primarily due to an 18.2% and 25.1% decline in net sensor sales and orthopedic implant components, respectively.  Partially offsetting the net sales decline was a 3.0% increase in sales of custom thermoplastic injected molding due to increased order volume of medical and automotive components.

While sensor volume increased 12.6% over the same quarter last year, net sales decreased due to customer mix, product mix, and the industry’s continuing trend toward smaller parts along with the accompanying decrease in silver surcharge billed.  The decrease in orthopedic implant components was because of lower than expected volume from a large customer as well as product mix.

Gross profit decreased by $111 thousand to $685 thousand as a result of a 35.2% decrease in gross profit from sensors due largely to price reductions as well as customer and product mix.  Additionally, gross profit from machined orthopedic implants decreased due to lower volume combined with increased labor costs related to the continued validation of new processes and equipment.  As a percentage of sales, gross profit in the quarter was 13.7%, up 10 basis points because of product mix.

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Arrhythmia Research Technology, Inc. Reports 2016 First Quarter Results

May 12, 2016

Total operating expenses were $1.0 million or 20.3% of sales in the first quarter of 2016 as compared to $1.0 million or 17.0% in the same period last year.  Operating expenses in the first quarter of 2016 reflect investments related to the expansion of the Company’s sales force as well as increased legal and recruiting fees.  In addition, director fees increased due to the addition of two directors in 2015 and one in February 2016.  These fee increases were partially offset by decreased commissions, lower compensation due to the timing of replacement hires for three positions, reduced marketing expenses and decreased consulting fees.

Net loss from continuing operations was $384 thousand, or $0.14 per diluted share, compared with net loss of $255 thousand, or $0.09 per diluted share, in the 2015 first quarter.

EBITDA(1) (income from continuing operations adjusted for income taxes, other income and expense, interest, depreciation and amortization, and share-based compensation expense) for the first quarter of 2016 was $51 thousand, or 1.0% of net sales, compared with $160 thousand, or 2.7% of net sales, for the same period in 2015.  (1)See attached table for additional important disclosures regarding the Company’s use of EBITDA, as well as a reconciliation of net income (loss) from continuing operations to EBITDA.

Cash flow and financial resources

At March 31, 2016, the Company had cash on hand of $220 thousand and working capital of
$2.5 million.  In the 2016 first quarter, the Company used net cash from operating activities of
$55 thousand and used net cash of $373 thousand for capital expenditures.  Cash provided by investing activities of $376 thousand was due primarily to net borrowing from the Company’s revolver.

An increase in orders from new and existing customers beginning in the second quarter is expected to increase short term working capital needs, which, together with timing of receipts from accounts receivables, is expected to cause fluctuations in cash flows and borrowings over the next several quarters.

Outlook: New Customers and Automation

Mr. Emma concluded, “We are encouraged about the results from the efforts of our expanded sales force.  Increased demand for machined orthopedic implants has necessitated an increase in workforce and capital equipment beginning in the second quarter.  The Company expects to put into service state of the art equipment which will increase capacity, quality and speed.  These new investments in automation and technology will broaden our appeal to new customers and should lead to improved performance.”

About Arrhythmia Research Technology, Inc.

Arrhythmia Research Technology, Inc., through its wholly-owned subsidiary, Micron Products, Inc., is a diversified contract manufacturing organization that produces highly-engineered, innovative medical device components requiring precision machining and injection molding.  The Company also manufactures components, devices and equipment for military, law enforcement, industrial and automotive applications.  In addition, the Company is a market leader in the production and sale of silver/silver chloride coated and conductive resin sensors used as consumable component parts in the manufacture of integrated disposable electrophysiological sensors.  The Company’s strategy for growth is to build a best-in-class contract manufacturer with a specialized focus on plastic injection molding and highly-engineered medical devices and components requiring precision machining.

The Company routinely posts news and other important information on its websites:

http://www.arthrt.com, http://www.micronproducts.com and http://www.micronmedical.com.

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Arrhythmia Research Technology, Inc. Reports 2016 First Quarter Results

May 12, 2016

Safe Harbor Statement

Forward-looking statements made herein are based on current expectations of Arrhythmia Research Technology, Inc. (“our” or the “Company”) that involve a number of risks and uncertainties and should not be considered as guarantees of future performance. The factors that could cause actual results to differ materially include our ability to obtain and retain order volumes from customers who represent significant proportions of net sales; our ability to maintain our pricing model, offset higher costs with price increases and/or decrease our cost of sales; variability of customer delivery requirements;  the level of and ability to generate sales of higher margin products and services; our ability to renew our credit facility and manage our level of debt and provisions in the debt agreements which could make the Company sensitive to the effects of economic downturns and limit our ability to react to changes in the economy or our industry; failure to comply with financial and other covenants in our credit facility; reliance on revenues from exports and impact on financial results due to economic uncertainty or downturns in foreign markets; volatility in commodity and energy prices and our ability to offset higher costs with price increases; continued availability of supplies or materials used in manufacturing at competitive prices; variations in the mix of products sold; continued availability of supplies or materials used in manufacturing at competitive prices; and the amount and timing of investments in capital equipment, sales and marketing, engineering and information technology resources.  More information about factors that potentially could affect the Company's financial results is included in the Company's Annual Report on Form 10-K and other filings with the Securities and Exchange Commission.

For more information, contact:
Investor and Media Contact:	Company Contact:
Deborah K. Pawlowski	Derek T. Welch
Kei Advisors LLC	Chief Financial Officer
716.843.3908	978.345.5000
dpawlowski@keiadvisors.com

FINANCIAL TABLES FOLLOW.

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Arrhythmia Research Technology, Inc. Reports 2016 First Quarter Results

May 12, 2016

ARRHYTHMIA RESEARCH TECHNOLOGY, INC.

 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

	Three Months Ended
	March 31,
	2016	2015
Net sales	$4,983,281	$5,858,342
Cost of sales	4,298,162	5,061,946
Gross profit	685,119	796,396

Selling and marketing	293,346	257,972
General and administrative	690,635	648,227
Research and development	25,843	92,561
Total operating expenses	1,009,824	998,760

Net loss from continuing operations	(324,705)	(202,364)
Other expense:
Interest expense	(60,220)	(65,693)
Other income, net	777	13,509
Total other expense, net	(59,443)	(52,184)
Loss from continuing operations before income taxes	(384,148)	(254,548)
Income tax provision	—	—
Loss from continuing operations	(384,148)	(254,548)
Discontinued Operations:
Income from discontinued operations, net of tax provision of $0 for the three months ended March 31, 2016 and 2015	—	362,610
Net income (loss)	$(384,148)	$108,062
Earnings (loss) per share - basic
Continuing operations	$(0.14)	$(0.09)
Discontinued operations	—	0.13
Earnings (loss) per share - basic	$(0.14)	$0.04
Earnings (loss) per share - diluted
Continuing operations	$(0.14)	$(0.09)
Discontinued operations	—	0.13
Earnings (loss) per share - diluted	$(0.14)	$0.04
Weighted average common shares outstanding - basic	2,816,144	2,778,935
Weighted average common shares outstanding - diluted	2,816,144	2,877,599

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Arrhythmia Research Technology, Inc. Reports 2016 First Quarter Results

May 12, 2016

ARRHYTHMIA RESEARCH TECHNOLOGY, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited)

	March 31,	December 31,
	2016	2015
Assets
Current assets:
Cash and cash equivalents	$220,299	$272,291
Trade accounts receivable, net of allowance for doubtful accounts of $60,000 at March 31, 2016 and December 31, 2015	3,339,549	2,798,353
Inventories	2,115,071	2,118,712
Prepaid expenses and other current assets	637,529	614,129
Total current assets	6,312,448	5,803,485
Property, plant and equipment, net	6,638,327	6,626,069
Assets held for sale, net	665,000	665,000
Intangible assets, net	18,206	18,645
Other assets	239,480	268,835
Total assets	$13,873,461	$13,382,034
Liabilities and Shareholders’ Equity
Current liabilities:
Equipment line of credit, current portion	51,299	35,718
Term notes payable, current portion	596,255	589,635
Subordinated promissory notes	480,056	473,135
Accounts payable	1,671,531	1,553,388
Accrued expenses and other current liabilities	374,769	275,777
Customer deposits	359,662	93,407
Deferred revenue, current	258,543	272,837
Total current liabilities	3,792,115	3,293,897
Long-term liabilities:
Revolving line of credit, non-current portion	1,981,495	1,511,495
Equipment line of credit, non-current portion	285,551	301,132
Term notes payable, non-current portion	969,209	1,120,652
Deferred revenue, non-current	280,279	272,181
Total long-term liabilities	3,516,534	3,205,460
Total liabilities	7,308,649	6,499,357
Commitments and Contingencies
Shareholders’ equity:
Preferred stock, $0.001 par value; 2,000,000 shares authorized, none issued	—	—
Common stock, $0.01 par value; 10,000,000 shares authorized; 3,926,491 issued, 2,816,639 outstanding at March 31, 2016 and 3,926,491 issued, 2,801,639 outstanding at December 31, 2015	39,265	39,265
Additional paid-in-capital	11,406,887	11,381,536
Treasury stock at cost, 1,109,852 shares at March 31, 2016 and 1,124,852 shares at December 31, 2015	(3,028,564)	(3,069,496)
Accumulated deficit	(1,852,776)	(1,468,628)
Total shareholders’ equity	6,564,812	6,882,677
Total liabilities and shareholders’ equity	$13,873,461	$13,382,034

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Arrhythmia Research Technology, Inc. Reports 2016 First Quarter Results

May 12, 2016

ARRHYTHMIA RESEARCH TECHNOLOGY, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

	Three Months Ended
	March 31,
	2016	2015
Cash flows from operating activities:
Net income (loss)	$(384,148)	$108,062
Income from discontinued operations	—	(362,610)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
(Gain) loss on sale of property, plant and equipment	—	(11,029)
Depreciation and amortization	361,440	356,382
Non-cash interest expense	6,921	6,921
Change in allowance for doubtful accounts	—	3,000
Share-based compensation expense	15,133	7,186
Changes in operating assets and liabilities:
Accounts receivable	(541,196)	(476,322)
Inventories	3,641	(11,947)
Prepaid expenses and other current assets	(23,400)	(96,785)
Other non-current assets	29,355	168,405
Accounts payable	118,143	411,677
Accrued expenses and other current liabilities	350,954	357,803
Other non-current liabilities	8,097	(185,641)
Net cash provided by (used in) operating activities	(55,060)	275,102
Cash flows from investing activities:
Purchases of property, plant and equipment	(373,259)	(242,390)
Proceeds from sale of property, plant and equipment	—	17,000
Cash paid for patents and trademarks	—	(1,057)
Net cash provided by (used in) investing activities	(373,259)	(226,447)
Cash flows from financing activities:
Proceeds from (payments on) revolving line of credit, net	470,000	250,000
Payments on term notes payable	(144,823)	(120,551)
Proceeds from stock option exercises	51,150	3,880
Net cash provided by (used in) financing activities	376,327	133,329
Net increase (decrease) in cash and cash equivalents	(51,992)	181,984
Cash and cash equivalents, beginning of period	272,291	209,398
Cash and cash equivalents, end of period	220,299	391,382

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Arrhythmia Research Technology, Inc. Reports 2016 First Quarter Results

May 12, 2016

ARRHYTHMIA RESEARCH TECHNOLOGY, INC.

EBITDA RECONCILIATION (1)

(Unaudited, $ in thousands)

	Three Months Ended
	March 31,
	2016	2015
Net loss from continuing operations	$(384)	$(255)
Income tax provision	-	-
Other (income) expense	(1)	(14)
Interest expense	60	66
Depreciation and amortization	361	356
Share-based compensation	15	7
EBITDA	$51	$160
EBITDA margin %	1.0%	2.7%

(1) Non-GAAP Financial Measures

In addition to reporting net income, a U.S. generally accepted accounting principle (“GAAP”) measure, this news release contains information about EBITDA (income from continuing operations adjusted for income taxes, other income and expense, interest, depreciation and amortization, and share-based compensation expense), which is a non-GAAP measure.  The Company believes EBITDA allows investors to view its performance in a manner similar to the methods used by management and provides additional insight into its operating results.  EBITDA is not calculated through the application of GAAP.  Accordingly, it should not be considered as a substitute for the GAAP measure of net income and, therefore, should not be used in isolation of, but in conjunction with, the GAAP measure.  The use of any non-GAAP measure may produce results that vary from the GAAP measure and may not be comparable to a similarly defined non-GAAP measure used by other companies.

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